Exhibit 99.1
Contact:

Media	Investor Relations
Rich Tauberman	Eva Huston
MWW Group (for Verisk Analytics)	Head of Investor Relations
202-585-2282	Verisk Analytics, Inc.
rtauberman@mww.com	201-469-2142
eva.huston@verisk.com
Verisk Analytics, Inc., Reports First-Quarter 2011 Financial Results
Delivers 13.3% revenue growth and 21.2% diluted adjusted EPS growth
JERSEY CITY, N.J., May 3, 2011 (GLOBE NEWSWIRE) — Verisk Analytics, Inc. (Nasdaq: VRSK), a leading source of information about risk, today announced results for the first quarter ended March 31, 2011:
Financial Highlights
See Tables 4 and 5 for a reconciliation of non-GAAP financial measures to the relevant GAAP measures.
•	Diluted GAAP earnings per share (diluted GAAP EPS) were $0.37 for first-quarter 2011. Diluted adjusted earnings per share (diluted adjusted EPS) were $0.40 for first-quarter 2011, an increase of 21.2% versus the same period in 2010.
•	Total revenue increased 13.3% for first-quarter 2011. Growth in the first quarter was driven by a 21.7% increase in Decision Analytics revenue with additional contribution from the 4.4% growth in Risk Assessment revenue. Excluding the impact of recent acquisitions, total revenue grew 6.6% for first-quarter 2011.
•	EBITDA increased 12.5% to $139.1 million for first-quarter 2011, representing an EBITDA margin of 44.4%.
•	Net income was $65.9 million for first-quarter 2011 and adjusted net income was $70.9 million, increasing 19.0% and 14.3%, respectively, versus the comparable period in 2010.
•	In first-quarter 2011, the company repurchased a total of $73.4 million of its common stock under its existing repurchase programs. On April 12, the company announced an increase of $150 million to its share repurchase authorization.
•	Subsequent to the quarter, on April 27, the company announced the acquisition of Bloodhound Technologies, Inc., a premier provider of real-time pre-adjudication claims editing for healthcare payers, for $82 million.

Frank J. Coyne, chairman and chief executive officer, stated, “Our business model remains solid with continued revenue and earnings growth and strong profitability. For 2011, we see stable-to-improving trends in the insurance market and continued challenges in the mortgage market, both of which were reflected in our first-quarter results.”
“Our first-quarter performance was driven by continued gradual improvement in our insurance businesses. Our Risk Assessment revenue grew 4.4%, meaningfully above the growth rate for full-year 2010, as our invoices reflected continued innovation and a smaller decline in customer premiums than last year. We also continued to grow insurance-facing solutions in Decision Analytics almost 20% in the first quarter, which included the new solutions of Crowe Paradis,” continued Coyne.
“As expected, our mortgage solutions continued to be impacted, by lower originations and lower volumes from a large forensic audit customer. However, we are adding volumes from other forensic audit customers and expect to resume growth in 2011.”
“Healthcare continues on the path to become a greater contributor to our growth going forward, particularly with the acquisition of Bloodhound, which provides complementary services and an excellent technology base for delivering all our healthcare analytic solutions.”
“We continue to find strategic acquisition opportunities and have also seen opportunity to buy our shares at attractive prices, enhancing returns to shareholders. With the completion of our debut public bond in April, we have increased our available liquidity and created access to multiple sources of debt funding to finance our strategic vision,” concluded Coyne.
Summary of Results for First-Quarter 2011
Table 1

	Year-To-Date
	March 31,		Change
	2011	2010	%

Revenue	$312,869	$276,154	13.3%
EBITDA	$139,057	$123,647	12.5%
Net income	$65,876	$55,375	19.0%
Adjusted net income	$70,949	$62,046	14.3%
Diluted GAAP EPS	$0.37	$0.29	27.6%
Diluted adjusted EPS	$0.40	$0.33	21.2%
Revenue
Revenue grew 13.3% for the quarter ended March 31, 2011, and excluding the impact of recent acquisitions (Strategic Analytics, Crowe Paradis, and 3E) grew 6.6%. Overall revenue growth was primarily the result of continued double-digit growth in Decision Analytics and solid growth in Risk Assessment. For first-quarter 2011, Decision Analytics revenue represented approximately 55% of total revenue.

Table 2A

	Year-To-Date
	March 31,		Change
	2011	2010	%

Decision Analytics revenues by category:
Fraud identification and detection solutions	$86,586	$78,795	9.9%
Loss prediction solutions	52,941	36,928	43.4%
Loss quantification solutions	32,799	25,853	26.9%

Total Decision Analytics	$172,326	$141,576	21.7%

Within the Decision Analytics segment, revenue grew 21.7% for first-quarter 2011 and organic growth was 8.6%. Growth in the quarter was driven by the continued strength of loss quantification solutions and the strong growth in loss prediction, which resulted from good business performance for catastrophe modeling and weather and climate analytics as well as the recent acquisitions of Crowe Paradis and 3E.
Fraud identification and detection solutions revenue growth slowed to 9.9% and organically to 0.6% in first-quarter 2011. While healthcare fraud solutions delivered double-digit growth and insurance fraud solutions were solid, lower forensic audit revenues continued to affect mortgage fraud solutions. Mortgage underwriting solutions revenue also declined in the quarter versus first-quarter 2010 because of lower originations in the market.
Loss prediction solutions revenue grew 43.4% for first-quarter 2011 and 12.6% organically. The growth within this revenue category in the first quarter was primarily due to performance of the company’s core catastrophe modeling services and additional activity in the catastrophe bond market along with continued growth from our weather and climate risk analytics.
Loss quantification solutions revenue grew 26.9% for first-quarter 2011 as a result of new customer contracts and new solutions. The growth reflected the continuation of new customer contracts won in 2010.
Table 2B

	Year-To-Date
	March 31,		Change
	2011	2010	%

Risk Assessment revenues by category:
Industry-standard insurance programs	$92,857	$88,044	5.5%
Property-specific rating and underwriting information	34,497	33,959	1.6%
Statistical agency and data services	7,742	7,179	7.8%
Actuarial services	5,447	5,396	0.9%

Total Risk Assessment	$140,543	$134,578	4.4%

Within the Risk Assessment segment, revenue grew 4.4% for the quarter. The overall increase within the segment resulted primarily from a 5.5% revenue increase in industry-standard programs because of continued enhancements of the offerings and moderation in customers’ premium declines, both of which were reflected in the 2011 invoices.
Property-specific rating and underwriting information revenue grew 1.6% for first-quarter 2011, as volumes from certain customers were lower in the quarter. Statistical agency and data services grew 7.8% in the first quarter because of 2011 invoices and increased customer services. Actuarial services were flat in the quarter because of the project-related nature of a portion of the business.

Cost of Revenue
Cost of revenue increased 8.3% in first-quarter 2011 primarily because of acquisitions and 2.5% excluding acquisitions. The impact of 2010 compensation increases was partially offset by operating efficiencies, primarily in Risk Assessment. After excluding recent acquisitions, cost of revenue decreased 5.3% for Risk Assessment and increased 8.4% for Decision Analytics in the first quarter.
Selling, General, and Administrative
Selling, general, and administrative expense, or SG&A, increased 31.3% in first-quarter 2011 and 8.3% excluding recent acquisitions. SG&A was flat for Risk Assessment, as the reallocation of corporate resources toward Decision Analytics offset normal growth in salaries and compensation. SG&A grew 64.4% for Decision Analytics, and 17.4% excluding recent acquisitions, in the first quarter because of increased headcount related to investment in the business and customer-facing sales functions.
EBITDA
For first-quarter 2011, EBITDA grew 12.5% to $139.1 million. The consolidated EBITDA margin was 44.4% compared with 44.8% in the comparable period of 2010 and 44.8% in fourth-quarter 2010. The slight decline in margin versus first-quarter 2010 was primarily due to the impact of recent acquisitions, which was partially offset by margin expansion in the existing business.
Table 3

	Year-To-Date
	March 31,		Change
	2011	2010	%

Segment EBITDA:
Risk Assessment	$74,159	$65,496	13.2%
EBITDA margin	52.8%	48.7%
Decision Analytics	$64,898	$58,151	11.6%
EBITDA margin	37.7%	41.1%
Total EBITDA	$139,057	$123,647	12.5%
EBITDA margin	44.4%	44.8%
Risk Assessment segment EBITDA grew 13.2% and Decision Analytics segment EBITDA grew 11.6% in first-quarter 2011 versus the previous year, as shown in Table 3. EBITDA margins were 52.8% and 37.7% in first-quarter 2011 for Risk Assessment and Decision Analytics, respectively.
The margin in Risk Assessment expanded because of operating leverage in the business combined with cost efficiencies and reallocation of corporate resources to Decision Analytics. The first-quarter 2011 EBITDA margin for Decision Analytics was impacted by the recent acquisitions of Crowe Paradis and 3E, which grew EBITDA but adversely affected margin in the first quarter. Annual salary and equity compensation increases for all businesses occur annually in April and will increase operating expenses beginning in the second quarter.

Net Income and Adjusted Net Income
Net income increased 19.0% in first-quarter 2011 driven by growth in the business. Adjusted net income grew 14.3% for the first quarter because of the absence of Medicare subsidy add-back in 2010 and the slower growth in the add-back of amortization of intangibles related to acquisitions than growth in net income due to a significant portion of 2010 acquisitions being completed in December 2010.
The table below sets forth a reconciliation of net income to adjusted net income and adjusted EPS based on historical results:
Table 4

	Year-To-Date
	March 31,		Change
	2011	2010	%

Net income	$65,876	$55,375	19.0%
plus: Amortization of intangibles	8,455	7,304
plus: Medicare subsidy	—	2,362

less: Income tax effect on amortization of intangibles	(3,382)	(2,995)

Adjusted net income	$70,949	$62,046	14.3%

Basic adjusted EPS	$0.42	$0.34	23.5%

Diluted adjusted EPS	$0.40	$0.33	21.2%

Weighted average shares outstanding
Basic	169,030,227	180,053,550

Diluted	176,964,192	189,454,756

Net Cash Provided by Operating Activities and Capital Expenditures
Net cash provided by operating activities was $145.6 million and increased $8.4 million, or 6.1%, for the period ended March 31, 2011, compared with the same period in 2010. This growth was primarily the result of an $11.1 million increase due to the improved profitability of the business, partially offset by a $0.6 million working capital increase, $2.7 million due to increased taxes, and $1.5 million due to increased pension funding.
Capital expenditures were $18.7 million in first-quarter 2011, an increase of $9.8 million over the same period in 2010, because of the periodic upgrades to our central technology platforms and related long-term leased software. Capital expenditures were 6.0% of revenue in first-quarter 2011. Net cash provided by operating activities less capital expenditures represented approximately 91.2% of EBITDA in first-quarter 2011.

Share Repurchases and Debt Issuance
The company continued to balance its internal investment and acquisition initiatives with share repurchases. In first- quarter 2011, the company repurchased shares for a total cost of $73.4 million at an average price of $32.71. At March 31, 2011, the company had $164.1 million remaining of its share repurchase authorization, inclusive of the incremental authorization of $150 million announced on April 12, 2011.
On April 6, 2011, Verisk Analytics issued $450 million in Senior Notes due May 2021. The issuance was part of the strategic capital structure plan and was used to repay approximately $295 million of borrowings under the existing revolver, leaving a fully available $600 million revolver pro forma for the transaction and approximately $150 million of incremental cash that may be used for general corporate purposes. Of this incremental cash, $82 million was used for the purchase of Bloodhound Technologies, Inc.
Conference Call
The company’s management team will host a live audio webcast on Wednesday, May 4, 2011, at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss the financial results and business highlights. All interested parties are invited to listen to the live event via webcast on the Verisk investor website at http://investor.verisk.com. The discussion is also available through dial-in number 1-877-368-8165 for U.S./Canada participants or 970-315-0262 for international participants.
A replay of the webcast will be available on the Verisk investor website for 30 days and also through the conference call number 1-800-642-1687 for U.S./Canada participants or 706-645-9291 for international participants using Conference ID #58991374.
About Verisk Analytics
Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, mortgage, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision-support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.
Forward-Looking Statements
This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.
Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Verisk’s quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K filed with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures
The company has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. The company believes that its presentation of non-GAAP measures, such as EBITDA, adjusted net income, and adjusted EPS, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the company’s management uses these measures for reviewing the financial results of the company and for budgeting and planning purposes.
EBITDA
Table 5 below sets forth a reconciliation of net income to EBITDA based on our historical results:
Table 5

	Year-To-Date
	March 31,		Change
	2011	2010	%

Net income	$65,876	$55,375	19.0%
Depreciation and amortization of fixed and intangible assets	19,760	17,233	14.7%
Investment income and realized losses on securities, net	(372)	(64)	481.3%
Interest expense	9,615	8,466	13.6%
Provision for income taxes	44,178	42,637	3.6%

EBITDA	$139,057	$123,647	12.5%

EBITDA is a financial measure that management uses to evaluate the performance of our segments. The company defines “EBITDA” as net income before investment and other income, realized (gains)/losses on securities, interest expense, income taxes, depreciation, amortization, and acquisition-related liabilities adjustment.
Although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our statement of cash flow reported under U.S. GAAP. Management uses EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of its overall assessment of company performance. Some of these limitations are as follows:
•	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.
•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs.
•	Although depreciation and amortization are noncash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.
•	Other companies in our industry may calculate EBITDA differently than we do, limiting their usefulness as comparative measures.
Attached Financial Statements
Please refer to the full Form 10-Q filing for the complete financial statements and related notes.

VERISK ANALYTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2011 (Unaudited) and December 31, 2010

	2011
	unaudited	2010
	(In thousands, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$101,238	$54,974
Available-for-sale securities	5,603	5,653
Accounts receivable, net of allowance for doubtful accounts of $3,435 and $4,028 in 2011 and 2010, respectively	163,888	126,564
Prepaid expenses	25,490	17,791
Deferred income taxes, net	3,681	3,681
Federal and foreign income taxes receivable	—	15,783
State and local income taxes receivable	4,093	8,923
Other current assets	7,705	7,066

Total current assets	311,698	240,435

Noncurrent assets:
Fixed assets, net	100,774	93,409
Intangible assets, net	191,774	200,229
Goodwill	632,668	632,668
Deferred income taxes, net	21,548	21,879
State income taxes receivable	1,773	1,773
Other assets	26,196	26,697

Total assets	$1,286,431	$1,217,090

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$88,458	$111,995
Acquisition related liabilities	3,500	3,500
Short-term debt and current portion of long-term debt	129,997	437,717
Pension and postretirement benefits, current	4,663	4,663
Fees received in advance	247,064	163,007
Federal and foreign income taxes payable	18,788	—

Total current liabilities	492,470	720,882

Noncurrent liabilities:
Long-term debt	700,520	401,826
Pension benefits	89,908	95,528
Postretirement benefits	23,019	23,083
Other liabilities	89,605	90,213

Total liabilities	1,395,522	1,331,532

Commitments and contingencies
Stockholders’ equity/(deficit):
Verisk Class A common stock, $.001 par value; 1,200,000,000 shares authorized; 150,421,644 and 150,179,126 shares issued and 141,066,860 and 143,067,924 outstanding as of March 31, 2011 and December 31, 2010, respectively	40	39
Verisk Class B (Series 1) common stock, $.001 par value; 400,000,000 shares authorized; 198,327,962 shares issued and 12,225,480 outstanding as of March 31, 2011 and December 31, 2010	47	47
Verisk Class B (Series 2) common stock, $.001 par value; 400,000,000 shares authorized; 193,665,008 shares issued and 14,771,340 outstanding as of March 31, 2011 and December 31, 2010	49	49
Unearned KSOP contributions	(917)	(988)
Additional paid-in capital	766,528	754,708
Treasury stock, at cost, 374,350,934 and 372,107,352 shares as of March 31, 2011 and December 31, 2010, respectively	(1,179,704)	(1,106,321)
Retained earnings	359,703	293,827
Accumulated other comprehensive loss	(54,837)	(55,803)

Total stockholders’ deficit	(109,091)	(114,442)

Total liabilities and stockholders’ deficit	$1,286,431	$1,217,090

VERISK ANALYTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Quarters Ended March 31, 2011 and 2010

	2011	2010
	(In thousands, except for share and per
	share data)
Revenues	$312,869	$276,154

Expenses:
Cost of revenues (exclusive of items shown separately below)	124,556	114,993
Selling, general and administrative	49,256	37,514
Depreciation and amortization of fixed assets	11,305	9,929
Amortization of intangible assets	8,455	7,304

Total expenses	193,572	169,740

Operating income	119,297	106,414

Other income/(expense):
Investment income	10	32
Realized gains on securities, net	362	32
Interest expense	(9,615)	(8,466)

Total other expense, net	(9,243)	(8,402)

Income before income taxes	110,054	98,012
Provision for income taxes	(44,178)	(42,637)

Net income	$65,876	$55,375

Basic net income per share of Class A and Class B:	$0.39	$0.31

Diluted net income per share of Class A and Class B:	$0.37	$0.29

Weighted average shares outstanding:
Basic	169,030,227	180,053,550

Diluted	176,964,192	189,454,756

VERISK ANALYTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
For the Quarters Ended March 31, 2011 and 2010

	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income	$65,876	$55,375
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	11,305	9,929
Amortization of intangible assets	8,455	7,304
Amortization of debt issuance costs	309	395
Allowance for doubtful accounts	151	105
KSOP compensation expense	3,111	2,850
Stock-based compensation	3,818	3,886
Non-cash charges associated with performance based appreciation awards	546	566
Realized gains on securities, net	(362)	(32)
Deferred income taxes	(158)	973
Other operating	15	15
Loss on disposal of assets	96	11
Excess tax benefits from exercised stock options	—	(147)

Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(37,475)	(42,699)
Prepaid expenses and other assets	(7,890)	(4,591)
Federal and foreign income taxes	35,954	32,937
State and local income taxes	4,830	6,405
Accounts payable and accrued liabilities	(22,100)	(25,415)
Fees received in advance	84,057	88,273
Other liabilities	(4,957)	1,049

Net cash provided by operating activities	145,581	137,189

Cash flows from investing activities:
Acquisitions, net of cash acquired of $1,556 in 2010	—	(6,227)
Proceeds from release of acquisition related escrows	—	213
Escrow funding associated with acquisitions	—	(1,500)
Purchases of available-for-sale securities	(960)	(252)
Proceeds from sales and maturities of available-for-sale securities	1,154	335
Purchases of fixed assets	(13,648)	(7,498)

Net cash used in investing activities	(13,454)	(14,929)

Cash flows from financing activities:
Repurchase of Verisk Class A common stock	(73,578)	—
Repayment of short-term debt, net	(15,946)	(62,945)
Payment of debt issuance cost	(256)	—
Excess tax benefits from exercised stock options	—	147
Proceeds from stock options exercised	3,579	—

Net cash used in financing activities	(86,201)	(62,798)

Effect of exchange rate changes	338	3

Increase in cash and cash equivalents	46,264	59,465

Cash and cash equivalents, beginning of period	54,974	71,527

Cash and cash equivalents, end of period	$101,238	$130,992

Supplemental disclosures:
Taxes paid	$3,351	$616

Interest paid	$9,479	$8,228

Non-cash investing and financing activities:
Repurchase of Verisk Class A common stock included in accounts payable and accrued liabilities	$2,070	$—

Deferred tax liability established on date of acquisition	$—	$(732)

Capital lease obligations	$6,920	$575

Capital expenditures included in accounts payable and accrued liabilities	$310	$815

Increase in goodwill due to acquisition related escrow distributions	$—	$489